As filed with the Securities and Exchange Commission on December 27, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LEVEL 3 COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-0210602
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification No.)

1025 Eldorado Blvd.

Broomfield, Colorado 80021

(720) 888-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas C. Stortz, Esq.

Executive Vice President, Chief Legal Officer and Secretary

1025 Eldorado Blvd.

Broomfield, Colorado 80021

(720) 888-1000

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:  From time to time, after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $.01 per share	115,000,000	$2.91	334,650,000	$35,807.55

(1)                                  Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the sale prices of the Common Stock as reported on the Nasdaq National Market on December 20, 2005 ($2.91).

PROSPECTUS

Level 3 Communications, Inc.

115,000,000 Shares of Common Stock

The stockholder of Level 3 Communications, Inc. listed on page 18 is offering 115,000,000 shares of our Common Stock under this Prospectus.

We issued these shares to the selling stockholder in connection with our acquisition of WilTel Communications Group, LLC in December 2005.  The selling stockholder is the former holder of the membership interests of WilTel Communications Group, LLC.

Our Common Stock is quoted on the Nasdaq National Market under the symbol “LVLT.”  On December 23, 2005, the closing price of the Common Stock on the Nasdaq National Market was $2.95 per share.

The selling stockholder may offer and sell its shares of Common Stock through public or private transactions, at prevailing market prices, or at privately negotiated prices.

We will not receive any of the proceeds from the sale of the Common Stock.  All costs, expenses and fees in connection with the registration of the Common Stock will be paid by us, except that the selling stockholder will pay its own underwriting discounts and selling commissions and other minor expenses.  See “Plan of Distribution” on page 20.

Investing in the Common Stock involves a high degree of risk.  See “Risk Factors” on page 3 for a discussion of certain matters that you should consider before buying shares of the Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is December 27, 2005

TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION

RISK FACTORS

THE COMPANY

USE OF PROCEEDS

SELLING STOCKHOLDER

DESCRIPTION OF OUTSTANDING CAPITAL STOCK

Common Stock
Preferred Stock
Anti-Takeover Provisions

PLAN OF DISTRIBUTION

LEGAL MATTERS

EXPERTS

Unless the context otherwise requires, references in this Prospectus to “we” or “us” are to Level 3 Communications, Inc., a Delaware corporation, and its subsidiaries.  In addition, unless the context otherwise requires, references in this Prospectus to “WilTel” are to WilTel Communications Group, LLC, a Nevada limited liability company and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov or our website at http://www.level3.com. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the securities are sold.

•                  Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•                  The Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2005,  June 30, 2005, September 30, 2005; each filed May 10, 2005, August 9, 2005 and November 9, 2005, respectively;

•                  Definitive proxy statement for the 2005 Annual Meeting of Stockholders;

•                  Current Reports on Forms 8-K, filed January 13, 2005 (other than Item 7.01), February 2, 2005, February 22, 2005, February 24, 2005 and February 25, 2005, April 8, 2005, May 13, 2005, May 18, 2005, May 23, 2005, May 27, 2005, June 30, 2005, August 29, 2005, November 1, 2005, December 13, 2005 and December 23, 2005; and

•                  Registration Statements on Form 8-A/A dated March 31, 1998 and filed April 1, 1998.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Senior Vice President, Investor Relations

Level 3 Communications, Inc.

1025 Eldorado Blvd.

Broomfield, CO 80021

720-888-1000

You should rely only on the information incorporated by reference or provided in this Prospectus.  Our website has been provided for textual reference only.  We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of the document.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing Level 3.

Additional risks not presently known to Level 3, or that Level 3 currently deems immaterial, may also impair Level 3’s business operations.

Level 3’s business, financial condition or results of operations could be materially adversely affected by any of these risks.

This Prospectus and the information incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Level 3’s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by Level 3 described below and elsewhere in this Prospectus and the information included or incorporated by reference.

Risks Related to Level 3’s Business

Communications Group

The prices that Level 3 charges for its services have been decreasing, and Level 3 expects that they will continue to decrease over time and Level 3 may be unable to compensate for this lost revenue

Level 3 expects to continue to experience decreasing prices for its services as Level 3 and its competitors increase transmission capacity on existing and new networks, as a result of its current agreements with customers which often contain volume based pricing, through technological advances or otherwise, and as volume based pricing becomes more prevalent. Accordingly, Level 3’s historical revenue is not indicative of future revenue based on comparable traffic volumes. As the prices for its services decrease for whatever reason, if Level 3 is unable to offer additional services from which it can derive additional revenue or otherwise reduce its operating expenses, Level 3’s operating results will decline and its business and financial results will suffer. Level 3 also expects, excluding the effects of acquisitions, managed modem related revenue to continue to decline in the future primarily due to an increase in the number of subscribers migrating to broadband services and continued pricing pressures and declining customer obligations under contractual arrangements. Level 3 experienced a significant decline in its digital subscriber line or DSL aggregation revenue during 2005, as a significant customer of this service has terminated its customer contract effective during 2005.

Level 3’s VoIP services have only been sold for a limited period and there is no guarantee that these services will gain broad market acceptance

Although Level 3 has sold Softswitch based services since the late 1990’s, Level 3 has been selling its new Voice-over-IP (or VoIP) services for a limited period of time. As a result, there are many difficulties that Level 3 may encounter, including regulatory hurdles and other problems that the Company may not anticipate. To date, Level 3 has not generated significant revenue from the sale of its VoIP services, and there is no guarantee that Level 3 will be successful in generating significant VoIP revenues.

The success of Level 3’s VoIP services is dependent on the growth and public acceptance of VoIP telephony

The success of Level 3’s VoIP services is dependent upon future demand for VoIP telephony services. In order for the IP telephony market to continue to grow, several things need to occur. Telephone and cable service providers must continue to invest in the deployment of high speed broadband networks to residential and commercial customers. VoIP networks must continue to improve quality of service for real-time communications, managing effects such as packet jitter, packet loss, and unreliable bandwidth, so that toll-quality service can be provided. VoIP telephony equipment and services must achieve a similar level of reliability that users of the public switched telephone network have come to expect from their telephone service. VoIP telephony service providers must offer cost and feature benefits to their customers that are sufficient to cause the customers to switch away from traditional telephony service providers. If any or all of these factors fail to occur, Level 3’s VoIP services business may not grow.

Failure to complete development, testing and introduction of new services, including VoIP services, could affect Level 3’s ability to compete in the industry

Level 3 continuously develops, tests and introduces new services that are delivered over the Level 3 Network. These new services are intended to allow Level 3 to address new segments of the communications marketplace and to compete for additional customers. In certain instances, the introduction of new services requires the successful development of new technology. To the extent that upgrades of existing technology are required for the introduction of new services, the success of these upgrades may be dependent on the conclusion of contract negotiations with vendors and vendors meeting their obligations in a timely manner. In addition, new service offerings, including new VoIP services, may not be widely accepted by customers, which may result in the termination of those service offerings and an impairment of any assets used to develop or offer those services. If Level 3 is not able to successfully complete the development and introduction of new services, including new VoIP services, in a timely manner, Level 3’s business could be materially adversely affected.

Level 3 needs to increase the volume of traffic on its network or its network will not generate profits

Level 3 must continue to increase the volume of Internet, data, voice and video transmission on Level 3’s network in order to realize the anticipated cash flow, operating efficiencies and cost benefits of the Level 3 Network. If Level 3 does not maintain its relationship with current customers and develop new large-volume customers, Level 3 may not be able to substantially increase traffic on the Level 3 Network, which would adversely affect Level 3’s ability to become profitable.

Continuing softness in the economy is having a disproportionate effect on the telecommunications industry

The downturn in general economic conditions, particularly in the telecommunications services industry, has forced a number of Level 3’s competitors and certain customers to file for protection from creditors under bankruptcy laws and to take other extraordinary actions to reconfigure their capital structure. These companies had significant debt servicing requirements and were unable to generate sufficient cash from operations to both service their debt and conduct their businesses. There can be no assurance regarding the financial viability of Level 3’s customers or that these policies and procedures will be effective. If general conditions in the telecommunications marketplace remain at current levels for an extended period of time or worsen, Level 3 could be materially adversely affected.

Level 3’s communications revenue is concentrated in a limited number of customers

A significant portion of Level 3’s communications revenue is concentrated among a limited number of customers. If Level 3 lost one or more of these major customers, or if one or more major customers significantly decreased orders for Level 3’s services, Level 3’s communications business would be materially and adversely affected. Revenue from Level 3’s two largest communications customers, Time Warner, Inc. and its subsidiaries, and Verizon Communications, Inc. and its affiliates, represented approximately 22% and 13% of Level 3’s communications revenue for 2004, respectively. America Online, Level 3’s largest managed modem customer and an affiliate of Time Warner, Inc., reduced the number of managed modem ports it purchases from Level 3 by approximately 30% during 2004. Level 3’s future communications operating results will depend on the success of these customers and other customers and its success in selling services to them. In addition, revenue attributable to Time Warner Inc. and its subsidiaries, including America Online, amounted, on an aggregate basis, to $373 million for the year ended December 31, 2004, representing approximately 10% of consolidated revenue for Level 3. If Level 3 were to lose a significant portion of its communications revenue from either America Online or Verizon, Level 3 would not be able to replace this revenue in the short term and its operating losses would increase, which increase may be significant.

During its communications business operating history, Level 3 has generated substantial losses, which Level 3 expects to continue

The development of Level 3’s communications business required, and may continue to require, significant expenditures. These expenditures could result in substantial negative cash flow from operating activities and substantial net losses for the near future. For the fiscal year ended December 31, 2004 and the nine months ended September 30, 2005, Level 3 incurred a loss from continuing operations of approximately $458 million and $469 million, respectively. Level 3 expects to continue to experience losses, and may not be able to achieve or sustain operating profitability in the future. Continued operating losses could limit Level 3’s ability to obtain the cash needed to expand its network, make interest and principal payments on its debt or fund other business needs. Level 3 will need to continue to expand and adapt its network in order to remain competitive, which may require significant additional funding. Future expansion and adaptations of the Level 3 Network’s electronic and software components will be necessary in order to respond to:

•                  growing number of customers;

•                  the development and launching of new services;

•                  increased demands by customers to transmit larger amounts of data;

•                  changes in customers’ service requirements;

•                  technological advances by competitors; and

•                  governmental regulations.

Future expansion or adaptation of Level 3’s network will require substantial additional financial, operational and managerial resources, which may not be available at the time. If Level 3 is unable to expand or adapt its network to respond to these developments on a timely basis and at a commercially reasonable cost, its business will be materially adversely affected.

Level 3’s need to obtain additional capacity for its network from other providers increases its costs

Level 3 continues in some part to lease telecommunications capacity and obtains rights to use dark fiber from both long distance and local telecommunications carriers in order to extend the scope of Level 3’s network both in the United States and Europe. Any failure by companies leasing capacity to Level 3 to provide timely service to Level 3 would adversely affect Level 3’s ability to serve its customers or increase the costs of doing so. Some of Level 3’s agreements with other providers require the payment of amounts for services whether or not those services are used. Level 3 enters into interconnection agreements with many domestic and foreign local telephone companies, but Level 3 is not always able to do so on favorable terms. Costs of obtaining local service from other carriers comprise a significant proportion of the operating expenses of long distance carriers. Similarly, a large proportion of the costs of providing international service consists of payments to other carriers. Changes in regulation, particularly the regulation of local and international telecommunication carriers, could indirectly, but significantly, affect Level 3’s competitive position. These changes could increase or decrease the costs of providing Level 3’s services.

Level 3’s business requires the continued development of effective business support systems to implement customer orders and to provide and bill for services

Level 3’s business depends on its ability to continue to develop effective business support systems and in particular the development of these systems for use by customers who intend to use Level 3’s services in their own service offering. This is a complicated undertaking requiring significant resources and expertise and support from third-party vendors. Business support systems are needed for:

•                  implementing customer orders for services;

•                  provisioning, installing and delivering these services; and

•                  monthly billing for these services.

Because Level 3’s business provides for continued rapid growth in the number and volume of services offered, there is a need to continue to develop these business support systems on a schedule sufficient to meet proposed service rollout dates. In addition, Level 3 requires these business support systems to expand and adapt to its rapid growth and alternate distribution channel strategy. The failure to continue to develop effective business support systems could materially adversely affect Level 3’s ability to implement its business plans.

Level 3’s growth may depend upon its successful integration of acquired businesses

The integration of acquired businesses involves a number of risks, including, but not limited to:

•                  demands on management related to the significant increase in size after the acquisition;

•                  the diversion of management’s attention from the management of daily operations to the integration of operations;

•                  higher integration costs than anticipated;

•                  failure to achieve expected synergies and costs savings;

•                  difficulties in the assimilation and retention of employees;

•                  difficulties in the assimilation of different cultures and practices, as well as in the assimilation of broad and geographically dispersed personnel and operations; and

•                  difficulties in the integration of departments, systems, including accounting systems, technologies, books and records and procedures, as well as in maintaining uniform standards, controls, including internal accounting controls, procedures and policies

If Level 3 cannot successfully integrate acquired businesses or operations, Level 3 may experience material negative consequences to its business, financial condition or results of operations. Successful integration of these acquired businesses or operations will depend on Level 3’s ability to manage these operations, realize opportunities for revenue growth presented by strengthened service offerings and expanded geographic market coverage and, to some degree, to eliminate redundant and excess costs. Because of difficulties in combining geographically distant operations, Level 3 may not be able to achieve the benefits that Level 3 hopes to achieve as a result of the acquisition.

Level 3 may be unable to hire and retain sufficient qualified personnel; the loss of any of its key executive officers could adversely affect Level 3

Level 3 believes that its future success will depend in large part on its ability to attract and retain highly skilled, knowledgeable, sophisticated and qualified managerial, professional and technical personnel. Level 3 has experienced significant competition in attracting and retaining personnel who possess the skills that it is seeking.

As a result of this significant competition, Level 3 may experience a shortage of qualified personnel. Level 3’s businesses are managed by a small number of key executive officers, particularly James Q. Crowe, Chief Executive

Officer, Charles C. Miller, III, Vice Chairman of the Board, and Kevin J. O’Hara, Chief Operating Officer. The loss of any of these key executive officers could have a material adverse effect on Level 3.

Level 3 must obtain and maintain permits and rights-of-way to operate Level 3’s network

If Level 3 is unable, on acceptable terms and on a timely basis, to obtain and maintain the franchises, permits and rights needed to expand and operate Level 3’s network, its business could be materially adversely affected. In addition, the cancellation or nonrenewal of the franchises, permits or rights that are obtained could materially adversely affect Level 3. Level 3 is a defendant in several lawsuits that the plaintiffs have sought to have certified as class actions that, among other things, challenge its use of rights of way. It is likely that additional suits challenging use of its rights of way will occur and that those plaintiffs also will seek class certification. The outcome of this litigation may increase Level 3’s costs and adversely affect its operating results.

Termination of relationships with key suppliers could cause delay and costs

Level 3 is dependent on third-party suppliers for fiber, computers, software, optronics, transmission electronics and related components that are integrated into Level 3’s network. If any of these relationships is terminated or a supplier fails to provide reliable services or equipment and Level 3 is unable to reach suitable alternative arrangements quickly, Level 3 may experience significant additional costs. If that happens, Level 3 could be materially adversely affected.

Rapid technological changes can lead to further competition

The communications industry is subject to rapid and significant changes in technology. In addition, the introduction of new products or technologies, as well as the further development of existing products and technologies may reduce the cost or increase the supply of certain services similar to those that Level 3 provides. As a result, Level 3’s most significant competitors in the future may be new entrants to the communications and information services industries. These new entrants may not be burdened by an installed base of outdated equipment. Future success depends, in part, on the ability to anticipate and adapt in a timely manner to technological changes. Technological changes and the resulting competition could have a material adverse effect on Level 3.

Increased industry capacity and other factors could lead to lower prices for Level 3’s services

Additional network capacity available from Level 3’s competitors may cause significant decreases in the prices for services. Prices may also decline due to capacity increases resulting from technological advances and strategic acquisitions, such as SBC’s acquisition of AT&T and the announced transaction between Verizon and MCI. Increased competition has already led to a decline in rates charged for various telecommunications services.

Level 3 is subject to significant regulation that could change in an adverse manner

Communications services are subject to significant regulation at the federal, state, local and international levels. These regulations affect Level 3 and its existing and potential competitors. Delays in receiving required regulatory approvals, completing interconnection agreements with incumbent local exchange carriers or the enactment of new and adverse regulations or regulatory requirements may have a material adverse effect on Level 3. In addition, future legislative, judicial and regulatory agency actions could have a material adverse effect on Level 3.

Federal legislation provides for a significant deregulation of the U.S. telecommunications industry, including the local exchange, long distance and cable television industries. This legislation remains subject to judicial review and additional Federal Communications Commission or FCC rulemaking. As a result, Level 3 cannot predict the legislation’s effect on its future operations. Many regulatory actions are under way or are being contemplated by federal and state authorities regarding important items. These actions could have a material adverse effect on Level 3’s business.

Level 3 may lose customers if it experiences system failures that significantly disrupt the availability and quality of the services that it provides

Level 3’s operations depend on its ability to avoid and mitigate any interruptions in service or reduced capacity for customers. Interruptions in service or performance problems, for whatever reason, could undermine confidence in Level 3’s services and cause Level 3 to lose customers or make it more difficult to attract new ones. In addition, because many of Level 3’s services are critical to the businesses of many of its customers, any significant interruption in service could result in lost profits or other loss to customers. Although Level 3 attempts to disclaim liability in its service agreements, a court might not enforce a limitation on liability, which could expose Level 3 to financial loss. In addition, Level 3 often provides its customers with guaranteed service level commitments. If Level 3 is unable to meet these guaranteed service level commitments as a result of service interruptions, Level 3 may be obligated to provide credits, generally in the form of free service for a short period of time, to its customers, which could negatively affect its operating results.

The failure of any equipment or facility on Level 3’s network, including the network operations control center and network data storage locations, could result in the interruption of customer service until necessary repairs are effected or replacement equipment is installed. Network failures, delays and errors could also result from natural disasters, terrorist acts, power losses, security breaches and computer viruses. These failures, faults or errors could cause delays, service interruptions, expose Level 3 to customer liability or require expensive modifications that could have a material adverse effect on Level 3’s business.

Intellectual property and proprietary rights of others could prevent Level 3 from using necessary technology to provide Internet protocol voice services

While Level 3 does not know of any technologies that are patented by others that it believes are necessary for Level 3 to provide its services, necessary technology may in fact be patented by other parties either now or in the future. If necessary technology were held under patent by another person, Level 3 would have to negotiate a license for the use of that technology. Level 3 may not be able to negotiate such a license at a price that is acceptable. The existence of such patents, or Level 3’s inability to negotiate a license for any such technology on acceptable terms, could force Level 3 to cease using the technology and offering products and services incorporating the technology.

Canadian law currently does not permit Level 3 to offer services in Canada

Ownership of facilities that originate or terminate traffic in Canada is currently limited to Canadian carriers. This restriction hinders Level 3’s entry into the Canadian market unless appropriate arrangements can be made to address it.

Potential regulation of Internet service providers in the United States could adversely affect Level 3’s operations

The FCC has to date treated Internet service providers as enhanced service providers. In addition, Congress has to date not sought to heavily regulate the provision of IP-based services. Both Congress and the FCC are considering proposals that involve greater regulation of IP-based service providers. Depending on the content and scope of any regulations, the imposition of such regulations could have a material adverse effect on Level 3’s business and the profitability of its services.

The communications and information services industries are highly competitive with participants that have greater resources and a greater number of existing customers

The communications and information services industries are highly competitive. Many of Level 3’s existing and potential competitors have financial, personnel, marketing and other resources significantly greater than Level 3. Many of these competitors have the added competitive advantage of a larger existing customer base. In addition, significant new competitors could arise as a result of:

•                  the recent increased consolidation in the industry, including SBC’s acquisition of AT&T and the announced transaction between Verizon and MCI;

•                  allowing foreign carriers to compete in the U.S. market;

•                  further technological advances; and

•                  further deregulation and other regulatory initiatives.

If Level 3 is unable to compete successfully, its business could be materially adversely affected.

Level 3 may be unable to successfully identify, manage and assimilate future acquisitions, investments and strategic alliances, which could adversely affect Level 3’s results of operations

Level 3 continually evaluates potential investments and strategic opportunities to expand Level 3’s network, enhance connectivity and add traffic to the network. In the future, Level 3 may seek additional investments, strategic alliances or similar arrangements, which may expose it to risks such as:

•                  the difficulty of identifying appropriate investments, strategic allies or opportunities;

•                  the possibility that senior management may be required to spend considerable time negotiating agreements and monitoring these arrangements;

•                  the possibility that definitive agreements will not be finalized;

•                  potential regulatory issues applicable to the telecommunications business;

•                  the loss or reduction in value of the capital investment;

•                  the inability of management to capitalize on the opportunities presented by these arrangements; and

•                  the possibility of insolvency of a strategic ally.

There can be no assurance that Level 3 would successfully overcome these risks or any other problems encountered with these investments, strategic alliances or similar arrangements.

We may not be able to integrate WilTel operations with our business efficiently

The completion of our acquisition of WilTel creates risks associated with the integration of WilTel’s operations with ours. Some integration risks include:

•                  difficulties assimilating the personnel and operations of WilTel;

•                  loss of key personnel of WilTel;

•                  loss of customers post-integration;

•                  disruption of our ongoing business and additional burdens on our management team;

•                  higher integration costs than anticipated;

•                  failure to achieve expected synergies and costs savings;

•                  difficulties in maintaining uniform standards, controls, procedures and policies; and

•                  difficulties in ensuring accurate and timely reporting of financial information.

We cannot be certain that we will realize the benefits from the WilTel acquisition that we anticipate, or that we will be able to integrate WilTel’s operations successfully. If we fail to integrate the operations of WilTel efficiently, it could have a material adverse effect on our business, financial condition, results of operation and future prospects.

Information Services

Software Spectrum relies on financial incentives, volume discounts and marketing funds from software publishers

As part of Software Spectrum’s supply agreements with certain publishers and distributors, Software Spectrum receives substantial incentives in the form of rebates, volume purchase discounts, cooperative advertising funds and market development funds. Under the licensing model increasingly used by Microsoft, which became effective in October 2001, Software Spectrum no longer receives these forms of financial incentives on the majority of new enterprise-wide licensing agreements, but instead Software Spectrum is paid fees for services performed under those agreements. Other publishers have based their financial incentives on specific market segments and products. If the Software Spectrum business model does not continue to align with the objectives established for these incentives or if software publishers further change, reduce or discontinue these incentives, discounts or advertising allowances, Software Spectrum’s business and Level 3’s consolidated financial results could be materially adversely affected.

Software Spectrum is very dependent on a small number of vendors

A large percentage of Software Spectrum’s sales are represented by popular business software products from a small number of vendors. For the year ended December 31, 2004, approximately 70% of Software Spectrum’s net software sales were derived from products published by Microsoft and IBM/ Lotus. Most of Software Spectrum’s contracts with vendors are terminable by either party, without cause, upon 30 to 60 days notice. The loss or significant change in Software Spectrum’s relationship with these vendors could have a material adverse effect on Software Spectrum’s business and Level 3’s consolidated financial results. Although Software Spectrum believes the software products would be available from other parties, Software Spectrum may have to obtain such products on terms that would likely adversely affect its financial results.

Software Spectrum’s business is sensitive to general economic conditions and its success at expanding its business geographically

Software Spectrum’s business is sensitive to the spending patterns of its customers, which in turn are subject to prevailing economic and business conditions. Recent economic conditions caused a decrease in spending for information technology over the several past years. If customers and potential customers continue to decrease their spending in this area, Level 3’s consolidated financial results would be adversely affected. Further, sales to large corporations have been important to Software Spectrum’s results, and its future results are dependent on its continued success with such customers. Sales outside of the United States accounted for approximately 43% of Software Spectrum’s revenue for the year ended December 31, 2004. Software Spectrum’s future growth and success depend on continued growth and success in international markets. The success and profitability of Software Spectrum’s international operations are subject to numerous risks and uncertainties, including local economic and labor conditions, unexpected changes in the regulatory environment, trade protection measures and tax laws, currency exchange risks, political instability and other risks of conducting business abroad.

Software Spectrum’s business is subject to seasonal changes in demand and resulting sales activities

Software Spectrum’s software distribution business is subject to seasonal influences. In particular, net sales and profits in the United States, Canada and Europe are typically lower in the first and third quarters due to lower levels of information technology purchases during those times. As a result, Software Spectrum’s quarterly results may be materially affected during those quarters. Therefore, the operating results for any three month period are not necessarily indicative of the results that may be achieved for any subsequent fiscal quarter or for a full fiscal year. In addition, periods of higher sales activities during certain quarters may require a greater use of working capital to fund the Software Spectrum business in the quarter that follows the higher levels of sales activities.

Software Spectrum operates in a highly-competitive business environment and is subject to significant pricing competition

The desktop technology marketplace is intensely competitive. Software Spectrum faces competition from a wide variety of sources, including other software resellers, hardware manufacturers and resellers, large system integrators, software publishers, contact services providers, software suppliers, retail stores (including superstores), mail order, Internet and other discount business suppliers. Many competitors, particularly software publishers, have substantially greater financial resources than Software Spectrum. Because of the intense competition within the software channel, companies that compete in this market, including Software Spectrum, are characterized by low gross and operating margins. Consequently, Software Spectrum’s profitability is highly dependent upon effective cost and management controls.

The market for Software Spectrum’s products and services is characterized by rapidly-changing technology

The market for Software Spectrum’s products and services is characterized by rapidly changing technology, evolving industry standards and frequent introductions of new products and services. Software Spectrum’s future success will depend in part on its ability to enhance existing services, to continue to invest in rapidly changing technology and to offer new services on a timely basis. Additionally, Level 3’s business results can be adversely affected by disruptions in customer ordering patterns, the effect of new product releases and changes in licensing programs.

Software Spectrum’s new Media Plane™ platform

Software Spectrum has made significant investments in research, development and marketing for its new Media Plane application. Significant revenue from this new product investment may not be achieved for a number of years, if at all. In addition, Software Spectrum may face warranty and/or infringement claims related to this new product, unlike in its historic software reselling business in which Software Spectrum has merely passed on to its customers the warranties and intellectual property infringement protections provided by the software publishers.

Software Spectrum’s business is subject to significant changes in the methods of software distribution

In late 2001, Microsoft announced a change to its licensing programs, whereby new enterprise-wide licensing arrangements are priced, billed and collected directly by Microsoft. Software Spectrum continues to provide sales and support services related to these transactions and will earn a service fee directly from Microsoft for these activities. Enterprise-wide licensing agreements in effect prior to October 1, 2001, which generally have terms of three years from the date such agreements are signed, and Microsoft’s other licensing programs were not affected by this change. The licensing program changes have resulted in significantly lower revenue for the Software Spectrum on the affected transactions. For the year ended December 31, 2004, approximately 20% of Software Spectrum’s sales were under Microsoft enterprise-wide licensing agreements. Software Spectrum’s continued ability to adjust to and compete under this new model are important factors in its future success.

During 2005, Microsoft notified Software Spectrum of certain proposed changes to Microsoft’s sales agency program which, once finalized by Microsoft, are now expected to take effect for customer contracts entered into after July 1, 2006. All contracts entered into prior to July 1, 2006, will be grandfathered under the existing sales agency program. Under the proposed revised program for agency type sales as currently drafted, the number of performance metrics against which Software Spectrum is measured and the standard of performance on those metrics are expected to increase. However, since Microsoft has yet to finalize the proposed changes, the Company is not able to definitively determine the effects of Microsoft’s proposed changes on the Company’s results of operations and financial position after July 1, 2006.

The manner in which software products are distributed and sold is continually changing, and new methods of distribution may continue to emerge or expand. Software publishers may intensify their efforts to sell their products directly to end-users, including current and potential customers of Software Spectrum. Other products and methodologies for distributing software to users may be introduced by publishers, present competitors or other third parties. If software suppliers’ participation in these programs is reduced or eliminated, or if other methods of distribution of software, which exclude the software resale channel, become common, Software Spectrum’s business and Level 3’s consolidated financial results could be materially adversely affected.

Other Operations

Environmental liabilities from Level 3’s historical operations could be material

Level 3’s operations and properties are subject to a wide variety of laws and regulations relating to environmental protection, human health and safety. These laws and regulations include those concerning the use and management of hazardous and non-hazardous substances and wastes. Level 3 has made and will continue to make significant expenditures relating to its environmental compliance obligations. Level 3 may not at all times be in compliance with all of these requirements.

In connection with certain historical operations, Level 3 is a party to, or otherwise involved in, legal proceedings under state and federal law involving investigation and remediation activities at approximately 110 contaminated properties. Level 3 could be held liable, jointly and severally, and without regard to fault, for such investigation and remediation. The discovery of additional environmental liabilities related to historical operations or changes in existing environmental requirements could have a material adverse effect on Level 3.

Potential liabilities and claims arising from coal operations could be significant

Level 3’s coal operations are subject to extensive laws and regulations that impose stringent operational, maintenance, financial assurance, environmental compliance, reclamation, restoration and closure requirements.

These requirements include those governing air and water emissions, waste disposal, worker health and safety, benefits for current and retired coal miners, and other general permitting and licensing requirements. Level 3 may not at all times be in compliance with all of these requirements. Liabilities or claims associated with this non-compliance could require Level 3 to incur material costs or suspend production. Mine reclamation costs that exceed reserves for these matters also could require Level 3 to incur material costs.

General

If Level 3 is unable to comply with the restrictions and covenants in its debt agreements, there would be a default under the terms of these agreements, and this could result in an acceleration of payment of funds that have been borrowed

If Level 3 were unable to comply with the restrictions and covenants in any of its debt agreements, there would be a default under the terms of those agreements. As a result, borrowings under other debt instruments that contain cross-acceleration or cross-default provisions may also be accelerated and become due and payable. If any of these events occur, there can be no assurance that Level 3 would be able to make necessary payments to the lenders or that it would be able to find alternative financing. Even if Level 3 were able to obtain alternative financing, there can be no assurance that it would be on terms that are acceptable.

Level 3 has substantial debt, which may hinder its growth and put it at a competitive disadvantage

Level 3’s substantial debt may have important consequences, including the following:

•                  the ability to obtain additional financing for acquisitions, working capital, investments and capital or other expenditure could be impaired or financing may not be available on acceptable terms;

•                  a substantial portion of Level 3’s cash flow will be used to make principal and interest payments on outstanding debt, reducing the funds that would otherwise be available for operations and future business opportunities;

•                  a substantial decrease in cash flows from operating activities or an increase in expenses could make it difficult to meet debt service requirements and force modifications to operations;

•                  Level 3 has more debt than certain of its competitors, which may place Level 3 at a competitive disadvantage; and

•                  substantial debt may make Level 3 more vulnerable to a downturn in business or the economy generally.

Level 3 has substantial deficiencies of earnings to cover fixed charges.

Level 3 may not be able to repay its existing debt; failure to do so or refinance the debt could prevent Level 3 from implementing its strategy and realizing anticipated profits

If Level 3 were unable to refinance its debt or to raise additional capital on acceptable terms, its ability to operate its business would be impaired. As of September 30, 2005, Level 3 had an aggregate of approximately $6.02 billion of long-term debt on a consolidated basis, including current maturities, and approximately $632 million of stockholders’ deficit. Level 3’s ability to make interest and principal payments on its debt and borrow additional funds on favorable terms depends on the future performance of the business. If Level 3 does not have enough cash flow in the future to make interest or principal payments on its debt, it may be required to refinance all or a part of its debt or to raise additional capital. Level 3 cannot assure that it will be able to refinance its debt or raise additional capital on acceptable terms.

Restrictions and covenants in Level 3’s debt agreements limit its ability to conduct its business and could prevent it from obtaining needed funds in the future

Level 3’s debt and financing arrangements contain a number of significant limitations that restrict its ability to, among other things:

•                  borrow additional money or issue guarantees;

•                  pay dividends or other distributions to stockholders;

•                  make investments;

•                  create liens on assets;

•                  sell assets;

•                  enter into sale-leaseback transactions;

•                  enter into transactions with affiliates; and

•                  engage in mergers or consolidations.

If certain transactions occur with respect to our capital stock, we may be unable to fully utilize our net operating loss carryforwards to reduce our income taxes

As of December 31, 2004, we had net operating loss carryforwards of approximately $4.9 billion for federal income tax purposes.  If certain transactions occur with respect to our capital stock, including issuances, redemptions, recapitalizations, exercises of options, conversions of convertible debt, purchase or sales by 5% or greater shareholder and similar transactions, that result in a cumulative change of more than 50% of the ownership of our capital stock, taking into account indirect changes in ownership of our stock as a result of changes in ownership in our capital stock, over a three-year period (including a period commencing prior to the offering), as determined under rules prescribed by the U.S. Internal Revenue Code and applicable Treasury regulations, an annual limitation would be imposed with respect to our ability to fully utilize our net operating loss carryforwards against any taxable income that we achieve in future periods. We have entered into transactions over the last three years resulting in significant cumulative changes on the ownership of our capital stock. Additional transactions may push us over the 50% threshold and prevent us from fully utilizing net operating loss carryforwards to reduce our income taxes.

Increased scrutiny of financial disclosure, particularly in the telecommunications industry in which Level 3 operates, could adversely affect investor confidence, and any restatement of earnings could increase litigation risks and limit its ability to access the capital markets

Congress, the SEC, other regulatory authorities and the media are intensely scrutinizing a number of financial reporting issues and practices. Although all businesses face uncertainty with respect to how the U.S. financial disclosure regime may be impacted by this process, particular attention has been focused recently on the telecommunications industry and companies’ interpretations of generally accepted accounting principles.

If Level 3 were required to restate its financial statements as a result of a determination that it had incorrectly applied generally accepted accounting principles, that restatement could adversely affect its ability to access the capital markets or the trading price of its securities. The recent scrutiny regarding financial reporting has also resulted in an increase in litigation in the telecommunications industry. There can be no assurance that any such litigation against Level 3 would not materially adversely affect its business or the trading price of Level 3’s securities.

Terrorist attacks and other acts of violence or war may adversely affect the financial markets and Level 3’s business

As a result of the September 11, 2001, terrorist attacks and subsequent events, there has been considerable uncertainty in world financial markets. The full effect on the financial markets of these events, as well as concerns about future terrorist attacks, is not yet known. They could, however, adversely affect Level 3’s ability to obtain financing on terms acceptable to it, or at all.

There can be no assurance that there will not be further terrorist attacks against the United States or U.S. businesses. These attacks or armed conflicts may directly affect Level 3’s physical facilities or those of its customers. These events could cause consumer confidence and spending to decrease or result in increased volatility in the U.S. and world financial markets and economy. Any of these occurrences could materially adversely affect Level 3’s business.

Level 3’s international operations and investments expose it to risks that could materially adversely affect the business

Level 3 has operations and investments outside of the United States, as well as rights to undersea cable capacity extending to other countries, that expose it to risks inherent in international operations. These include:

•                  general economic, social and political conditions;

•                  the difficulty of enforcing agreements and collecting receivables through certain foreign legal systems;

•                  tax rates in some foreign countries may exceed those in the U.S.;

•                  foreign currency exchange rates may fluctuate, which could adversely affect Level 3’s results of operations and the value of its international assets and investments;

•                  foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

•                  difficulties and costs of compliance with foreign laws and regulations that impose restrictions on Level 3’s investments and operations, with penalties for noncompliance, including loss of licenses and monetary fines;

•                  difficulties in obtaining licenses or interconnection arrangements on acceptable terms, if at all; and

•                  changes in U.S. laws and regulations relating to foreign trade and investment.

Anti-takeover provisions in Level 3’s charter and by-laws could limit the share price and delay a change of management

Level 3’s certificate of incorporation and by-laws contain provisions that could make it more difficult or even prevent a third party from acquiring Level 3 without the approval of its incumbent board of directors. These provisions, among other things:

•                  divide the board of directors into three classes, with members of each class to be elected in staggered three-year terms;

•                  prohibit stockholder action by written consent in place of a meeting;

•                  limit the right of stockholders to call special meetings of stockholders; limit the right of stockholders to present proposals or nominate directors for election at annual meetings of stockholders; and

•                  authorize the board of directors to issue preferred stock in one or more series without any action on the part of stockholders.

These provisions could limit the price that investors might be willing to pay in the future for shares of Level 3’s Common Stock and significantly impede the ability of the holders of Level 3’s Common Stock to change management. Provisions and agreements that inhibit or discourage takeover attempts could reduce the market value of Level 3’s Common Stock.

If a large number of our shares of Common Stock are sold in the public market, the sales could reduce the trading price of our Common Stock and impede our ability to raise future capital

We cannot predict what effect, if any, future sales of our Common Stock will have on the market price of our Common Stock.  This Prospectus relates to 115,000,000 shares of Common Stock which represents approximately 14% of our outstanding Common Stock as of December 23, 2005.  The market price of our Common Stock could drop significantly if the selling stockholder sells all or a significant portion of its shares of our Common Stock or is perceived by the market as intending to sell them other than in an orderly manner.  You should not rely on the transfer restrictions set forth in our registration rights agreement with the selling stockholder (which limits the number of shares that may be sold each day during the restricted period) to limit the number of shares sold into the market by the selling stockholder.  These transfer restrictions expire on May 22, 2006.  Additionally, the selling stockholder is permitted in certain circumstances to sell up to 6,000,000 shares of our Common Stock on a given date and there are other exceptions which permit, among other things, sales of large blocks of our Common Stock.  See “Selling Stockholder” for more information.  If the selling stockholder causes a large number of shares to be sold in the public market, the sales could reduce the trading price of our Common Stock and make it more difficult for you to sell your Common Stock at a time and price which you deem appropriate.  In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

The market price of Level 3’s Common Stock has been subject to volatility and, in the future, the market price of Level 3’s Common Stock may fluctuate substantially due to a variety of factors

The market price of Level 3’s Common Stock has been subject to volatility and, in the future, the market price of Level 3’s Common Stock may fluctuate substantially due to a variety of factors, including:

•                  the depth and liquidity of the trading market for Level 3’s Common Stock;

•                  quarterly variations in actual or anticipated operating results;

•                  changes in estimated earnings by securities analysts;

•                  market conditions in the communications and information services industries;

•                  announcement and performance by competitors;

•                  regulatory actions; and

•                  general economic conditions.

In addition, in recent months the stock market generally has experienced significant price and volume fluctuations.  Those market fluctuations could have a material adverse effect on the market price or liquidity of Level 3’s Common Stock.

THE COMPANY

Level 3 Communications, Inc., through its subsidiaries, engages primarily in the communications and information services businesses. We are a facilities based provider (that is, a provider that owns or leases a substantial portion of the plant, property and equipment necessary to provide its services) of a broad range of integrated communications services.  We created, generally by constructing our own assets, but also through a combination of purchasing and leasing of facilities, the Level 3 Network — an advanced, international, facilities based communications network. We designed the Level 3 Network to provide communications services, which employ and leverage rapidly improving underlying optical and Internet Protocol technologies.

Through our Software Spectrum subsidiaries, collectively Software Spectrum, we are a global business-to-business software services provider with sales locations and operations located in North America, Europe and Asia/Pacific. Software Spectrum primarily sells software through volume licensing and maintenance or VLM agreements, or right-to-copy arrangements, and full-packaged software products. Software Spectrum has established supply arrangements with major software publishers, including Microsoft, IBM/Lotus, Adobe Systems, Symantec, Novell and McAfee. Software Spectrum markets software titles for all major operating systems such as Windows NT®, Windows® 2000, Windows® XP, Linux and Novell Netware®.

We engage in coal mining through our subsidiary, KCP, Inc.

Recent Developments

On December 23, 2005, we completed the acquisition of WilTel Communications Group, LLC or WilTel, pursuant to the purchase agreement dated October 30, 2005, among Level 3, our wholly owned subsidiary, Level 3 Communications, LLC, Leucadia National Corporation and its subsidiary, Baldwin Enterprises, Inc. (“Baldwin”).  Pursuant to the purchase agreement, we acquired the outstanding membership interest of WilTel, but we did not acquire certain specified WilTel assets and liabilities.  We acquired WilTel for an aggregate purchase price consisting of 115 million shares of Level 3’s Common Stock that are the subject of this Prospectus and $370 million in cash plus $100 million in cash to reflect Leucadia’s obligation to leave that amount of cash in WilTel.  Baldwin is the selling stockholder under this Prospectus.

On November 30, 2005, a wholly owned subsidiary of Level 3 completed the sale of (i)Structure, LLC, Level 3’s IT infrastructure management outsourcing subsidiary, to Infocrossing, Inc., a provider of selective IT outsourcing and business process outsourcing solutions. Level 3 received approximately $84.8 million in total consideration, including $82.3 million in cash and $2.5 million in Infocrossing common stock. The purchase price is subject to post-closing adjustments; however, those adjustments are not expected to be material. The financial results of the (i)Structure business for 2005 will be treated as discontinued operations.

On December 12, 2005, Level 3 announced the commencement  of private  offers to  exchange  any and all of its 9 1/8%  Senior Notes due 2008, 11% Senior Notes due 2008 and 10 1/2% Senior  Discount Notes due 2008 in a private placement for cash and a maximum of  $1,230,272,000  aggregate principal amount of its new 11.50% Senior Notes due 2010.  The offers to exchange expire at 11:59 p.m. on January 10, 2006, unless extended by Level 3.

Our principal executive offices are located at 1025 Eldorado Boulevard, Broomfield, Colorado 80021 and our telephone number is (720) 888-1000.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of Common Stock by the selling stockholder.

SELLING STOCKHOLDER

The following table lists certain information concerning the selling stockholder, including the number of shares of Common Stock beneficially owned as of the date hereof and the number of shares of Common Stock that the selling stockholder may sell under this Prospectus.

Selling Stockholder	Shares Beneficially Owned Prior to Offering (1)	Shares Being Offered	Shares Beneficially Owned After Offering (2)
Baldwin Enterprises, Inc. c/o Leucadia National Corporation 315 Park Avenue South New York, NY 10010	115,000,000	115,000,000	0

(1)       Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.  The selling stockholder beneficially owns approximately 14% of the total number of shares of Common Stock outstanding as of December 23, 2005.

(2)       Assumes that all of the shares of Common Stock held by the selling stockholder and being offered under this Prospectus are sold, and that the selling stockholder will not acquire additional shares of Common Stock before the completion of this offering.

We may amend or supplement this Prospectus from time to time in the future to update or change this list of selling stockholders and shares which may be offered and sold.

We issued the shares of Common Stock to the selling stockholder in connection with our acquisition of WilTel Communications Group, LLC in December 2005.  We are registering the selling stockholder’s shares of Common Stock in accordance with the terms of that acquisition.  Our registration of the shares of Common Stock does not necessarily mean that the selling stockholder will sell all or any of the shares of Common Stock.

In connection with our acquisition of WilTel Communications Group, LLC, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the selling stockholder pursuant to which we are required to file this registration statement.  We filed the Registration Rights Agreement as Exhibit 10.2 to our Form 8-K filed with the SEC on November 1, 2005.  Under the Registration Rights Agreement, the Common Stock issued to the selling stockholder will be subject to a transfer restriction that expires on May 22, 2006.  This transfer restriction prohibits the selling stockholder and its affiliates from transferring the number of shares of Common Stock on any given date (referred to as the transfer date) that exceeds the amount by which (i) 3,000,000 multiplied by the number of days in the period from and including December 23, 2005 to and including the transfer date exceeds  (ii) the aggregate number of shares of Common Stock that the selling stockholder and its affiliates could have, but did not, transfer during the period prior to the transfer date through the application of clause (i).  However, in no event is the selling stockholder and its affiliates permitted to transfer more than 6,000,000 shares of Common Stock on any given date during the restricted period.

The transfer restriction does not apply to transfers:  (i) to certain previously approved persons; (ii) of shares of Common Stock made after a takeover proposal of Level 3 has approved by our board of directors or the holders of more than a majority of shares of Common Stock; (iii) in underwritten offerings permitted under the Registration Rights Agreement; (iv) to a third party which would not result in the third party beneficially owning 5% or more of shares of Common Stock; (v) to a third party that owns 5% or more of shares of Common Stock so long as the third party continues to own 5% or more of shares of Common Stock; (vi) of any single trade at a single price with one or more counterparties of at least 5,000,000 shares of Common Stock; and (vii) any dividend or other pro rata distribution of Common Stock made to record stockholders of Leucadia National Corporation, the selling stockholder’s parent.

In addition, under the Registration Rights Agreement, the selling stockholder and its affiliates are prohibited (i) until June 22, 2006, from increasing its beneficial ownership of our shares of Common Stock and (ii) thereafter, until the third anniversary of the closing of the acquisition (that is, December 23, 2008), from increasing its beneficial ownership above 15% of our total outstanding shares of Common Stock without the prior written consent of our Board of Directors.  However, the restriction set forth in (ii) above shall terminate if the selling stockholder and its affiliates own less than 5% of our outstanding Common Stock.

We are required by the Registration Rights Agreement to file any amendments and supplements to this Prospectus and the registration statement of which this Prospectus is a part as may be necessary to keep the registration statement effective for the shorter of two years (or such longer period as set forth in the Registration Rights Agreement) or the completion of the distribution and to comply with the provisions of the Securities Act of 1933, as amended, with respect to the disposition of the Common Stock covered by the registration statement in accordance with the selling stockholder’s intended method of distribution.

DESCRIPTION OF OUTSTANDING CAPITAL STOCK

We have summarized certain terms and provisions of our outstanding capital stock in this section. The summary is not complete. We have filed with the SEC our amended and restated By-Laws.  A Restated Certificate of Incorporation was filed in the State of Delaware on May 23, 2005 and filed as an exhibit to our Current Report on Form 8-K filed with the SEC on May 27, 2005.  You should read our Restated Certificate of Incorporation and our By-Laws for additional information before you purchase any of our Common Stock.

As of December 23, 2005, our authorized capital stock was 1,510,000,000 shares. Those shares consisted of: (a) 1,500,000,000 shares of Common Stock, par value $.01 per share; and (b) 10,000,000 shares of Preferred Stock, par value $.01 per share.  As of December 23, 2005, there were 817,565,834 shares of Common Stock and no shares of Preferred Stock issued and outstanding.

Common Stock

Subject to the senior rights of Preferred Stock which may from time to time be outstanding, holders of Common Stock are entitled to receive dividends declared by the Board of Directors out of funds legally available for their payment. Upon dissolution and liquidation of our business, holders of Common Stock are entitled to a ratable share of our net assets remaining after payment to the holders of the Preferred Stock of the full preferential amounts they are entitled to. All outstanding shares of Common Stock are fully paid and nonassessable.

The holders of Common Stock are entitled to one vote per share for the election of Directors and on all other matters submitted to a vote of stockholders. Holders of Common Stock are not entitled to cumulative voting for the election of Directors. They are not entitled to preemptive rights.

The transfer agent and registrar for the Common Stock is Wells Fargo Shareowner Services.

Preferred Stock

The Preferred Stock has priority over the Common Stock with respect to dividends and to other distributions, including the distribution of assets upon liquidation. The Board of Directors is authorized to fix and determine the terms, limitations and relative rights and preferences of the Preferred Stock, to establish series of Preferred Stock and to fix and determine the variations as among series. The Board of Directors without stockholder approval could issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock.  As of the date of this Prospectus, there are no outstanding shares of Preferred Stock.

Anti-Takeover Provisions

We currently have provisions in our amended Restated Certificate of Incorporation and By-Laws that could have an “anti-takeover” effect. The provisions in the amended Restated Certificate of Incorporation include:

•                  a classified Board of Directors;

•                  a prohibition on our stockholders taking action by written consent;

•                  the requirement that special meetings of stockholders be called only by the Board of Directors or the Chairman of the Board; and

•                  the requirement of the affirmative vote of at least 66-2/3% of our outstanding shares of stock entitled to vote thereon to adopt, repeal, alter, amend or rescind our By-Laws.

The By-Laws contain specific procedural requirements for the nomination of directors and the introduction of business by a stockholder of record at an annual meeting of stockholders where such business is not specified in the notice of meeting or brought by or at the discretion of the Board of Directors.

PLAN OF DISTRIBUTION

As used in this Prospectus, “selling stockholder” includes the selling stockholder named above and its donees, pledgees, transferees or other successors in interest selling shares received from the selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this Prospectus; provided that these non-sale related transfers comply with the terms of the Registration Rights Agreement. We have been advised that the selling stockholder may effect sales of the shares of Common Stock directly, or indirectly by or through underwriters, agents or broker-dealers, and that the shares of Common Stock may be sold by one or a combination of several of the following methods:

•                  purchases by underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares for whom they may act as agent;

•                  one or more block transactions, including transactions in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•                  ordinary brokerage transactions or transactions in which a broker solicits purchases;

•                  purchases by a broker-dealer or market maker, as principal, and resale by the broker-dealer for its account;

•                  the pledge of shares as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of the shares or other interests in the shares;

•                  short sales or transactions to cover short sales relating to the shares;

•                  privately negotiated transactions;

•                  the writing of options, whether the options are listed on an options exchange or otherwise;

•                  distributions to creditors and equity holders of the selling stockholder; and

•                  any combination of the foregoing, or any other available means allowable under applicable law.

All costs, expenses and fees in connection with the registration of the Common Stock and certain sale expenses, each as described in the Registration Rights Agreement, will be paid by us, except that the selling stockholder will pay its own underwriting discounts and selling commissions, if any, attributable to sales of the shares covered hereby and other minor expenses.  We will not receive any proceeds from the sale of the shares of our Common Stock covered hereby.  The selling stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

Subject to the terms of the Registration Rights Agreement, the selling stockholder may sell the shares covered by this Prospectus from time to time, and may also decide not to sell all or any of the shares they are allowed to sell under this Prospectus.  The selling stockholder will act independently of us in making decisions regarding the timing, manner and size of each sale.  The selling stockholder may effect sales by selling the shares directly to purchasers in individually negotiated transactions, or to or through broker-dealers, which may act as agents or principals. The selling stockholder may sell their shares at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices.

Additionally, the selling stockholder may engage in hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In those transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholder.  The selling stockholder also may sell shares short and redeliver shares to close out such short positions.  The selling stockholder may also enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer.  The broker-dealer may then resell or otherwise transfer such shares pursuant to this Prospectus.  The selling stockholder also may loan or pledge shares, and the borrower or pledgee may sell or otherwise transfer the shares so loaned or pledged pursuant to this Prospectus.  Such borrower or pledgee also may transfer those shares to investors in our securities or the selling stockholder’s securities or in connection with the offering of other securities not covered by this Prospectus.

The selling stockholder may enter into sale, forward sale and derivative transactions with third parties, or sell securities not covered by this Prospectus to third parties in privately negotiated transactions.  If the applicable prospectus supplement indicates, in connection with those sale, forward sale or derivative transactions, the third parties may sell securities covered by this Prospectus and the applicable prospectus supplement, including in short sale transactions and by issuing securities that are not covered by this Prospectus but are exchangeable for or represent beneficial interests in the Common Stock.  If so, the third party may use shares received under those sale, forward sale or derivative arrangements or shares pledged by the selling stockholder or borrowed from the selling stockholder or others to settle such third party sales or to close out any related open borrowings of stock.  The third parties may deliver this Prospectus in connection with any such transactions.  The third party in such sale transactions will be an underwriter and, if not identified in this Prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder.  Underwriters, broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both.  Compensation as to a particular underwriter, broker-dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares.  In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales.

In connection with sales of our Common Stock covered hereby, the selling stockholder and any broker-dealers or agents and any other participating broker-dealers who execute sales for the selling stockholder may be deemed to be “underwriters” within the meaning of the Securities Act.  Accordingly, any profits realized by the selling stockholder and any compensation earned by such broker-dealers or agents may be deemed to be underwriting discounts and commissions.  Because the selling stockholder may be deemed to be an “underwriter”

within the meaning of Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of that act.  We will make copies of this Prospectus (as it may be amended or supplemented from time to time) available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements.  In addition, any shares of the selling stockholder covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold in open market transactions under Rule 144 rather than pursuant to this Prospectus.

The selling stockholder will be subject to applicable provisions of Regulation M of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares of our Common Stock by the selling stockholder. These restrictions may affect the marketability of such shares.

In order to comply with applicable securities laws of some states, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available.

At any time a particular offer of the shares of Common Stock covered by this Prospectus is made, a prospectus supplement, if required, will be distributed.  The supplement will set forth the specific terms of the offering of securities, including:

•                  the name of the selling stockholder;

•                  the number of shares of Common Stock offered;

•                  the price of such shares of Common Stock;

•                  the proceeds to the selling stockholder from the sale of such shares;

•                  the specific plan of distribution for such shares of Common Stock;

•                  the names of the underwriters or agents, if any;

•                  any underwriting discounts, agency fees or other compensation to underwriters or agents;

•                  any discounts or concessions allowed or paid to dealers; and

•                  any other facts material to the transaction.

In connection with an offering of Common Stock under this Prospectus, the underwriters may purchase and sell securities in the open market.  These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales.  Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering.  Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The underwriters also may impose a penalty bid.  This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Common Stock offered under this Prospectus.  As a result, the price of the Common Stock may be higher than the price that otherwise might exist in the open market.  If these activities are commenced, they may be discontinued by the underwriters at any time.  These transactions may be effected on the Nasdaq National Market System or another automated quotation system, a securities exchange or in the over-the-counter market or otherwise.

LEGAL MATTERS

Willkie Farr & Gallagher LLP, New York, New York, will issue an opinion for us about the legality of the offered shares of Common Stock.

EXPERTS

The consolidated financial statements of Level 3 Communications, Inc. and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The report of KPMG LLP covering the December 31, 2004 and 2003 consolidated financial statements, incorporated by reference herein, refers to a change in the method of accounting for goodwill upon the adoption of Statement of Financial Accounting Standards No. 142, and a change in the method of accounting for asset retirement obligations upon the adoption of Statement of Financial Accounting Standards No. 143.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.                      Other Expenses of Issuance and Distribution.

The estimated expenses, other than underwriting discounts and commissions, in connection with the offering of the Securities are as follows:

Securities Act Registration Fee	$35,807.55
Printing and Engraving Expenses	$2,500.00
Legal Fees and Expenses	$5,000.00
Accounting Fees and Expenses	$5,000.00
Transfer Agent Fees and Expenses	$1,000.00
Miscellaneous	$1,692.45
Total	$51,000.00	*

*                  Estimated and subject to future contingencies.

All costs, expenses and fees in connection with the registration of the Common Stock will be paid by us, except that the selling stockholder will pay its own underwriting discounts and selling commissions and fees and expenses set forth in the Registration Rights Agreement.

ITEM 15.                      Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final action of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation’s by-law, agreement, vote or otherwise.

In accordance with Section 145 of the DGCL, Article IX of the Restated Certificate of Incorporation (the “Certificate”) of Level 3 Communications, Inc. (the “Company”) and the Company’s By-Laws (the “By-Laws”) provide that the Company shall indemnify each person who is or was a director, officer or employee of the Company (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of the Company as director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted under subsections 145(a), (b), and (c) of the DGCL or any successor statute. The indemnification provided by the Certificate and the By-Laws shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Expenses (including attorneys’ fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company. The Certificate further provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

The By-Laws provide that the Company may purchase and maintain insurance on behalf of its directors, officers, employees and agents against any liabilities asserted against such persons arising out of such capacities.

ITEM 16.                      Exhibits.

4.1	Restated Certificate of Incorporation dated May 23, 2005, filed with the Delaware Secretary of State on May 23, 2005 (Exhibit 3(i) to the Current Report on Form 8-K filed on May 27, 2005).

4.2	Specimen Stock Certificate of Common Stock, par value $.01 per share (Exhibit 3 to the Registrant’s Form 8-A filed on March 31, 1998).

4.3	Amended and Restated By-laws as of November 6, 2003. (Exhibit 3 to Registrant’s Current Report on Form 8-K filed on November 7, 2003).

5	Opinion of Willkie Farr & Gallagher LLP

23.1	Consent of KPMG LLP

23.2	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5)

24	Power of Attorney (included on the signature page hereto)

ITEM 17.                      Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                  That for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the undersigned Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of 314 securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Broomfield, Colorado, on December 27, 2005.

LEVEL 3 COMMUNICATIONS, INC.

By:	/s/ James Q. Crowe
	Name:	James Q. Crowe
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitute and appoint Thomas C. Stortz and Neil J. Eckstein, as his true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (i) any and all pre-effective and post-effective amendments to this registration statement, (ii) any registration statement relating to this offering that is to be effective upon filing pursuant to rule 462(b) under the Securities Act of 1933, as amended, (iii) any exhibits to any such registration statement or pre-effective or post-effective amendments, (iv) any and all applications and other documents in connection with any such registration statement or pre-effective or post-effective amendments, and generally to do all things and perform any and all acts and things whatsoever requisite and necessary or desirable to enable Level 3 Communications, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Walter Scott, Jr.	Chairman of the Board	December 27, 2005
Walter Scott, Jr.

/s/ James Q. Crowe	Chief Executive Officer and	December 27, 2005
James Q. Crowe	Director

/s/ Sunit S. Patel	Group Vice President	December 27, 2005
Sunit S. Patel	and Chief Financial Officer
(Principal Financial Officer)

/s/ Eric J. Mortensen	Sr. Vice President and Controller	December 27, 2005
Eric J. Mortensen	(Principal Accounting Officer)

/s/ James O. Ellis, Jr.	Director	December 27, 2005
James O. Ellis, Jr.

/s/ Richard R. Jaros	Director	December 27, 2005
Richard R. Jaros

/s/ Robert E. Julian	Director	December 27, 2005
Robert E. Julian

/s/ Arun Netravali	Director	December 27, 2005
Arun Netravali

/s/ John T. Reed	Director	December 27, 2005
John T. Reed

/s/ Michael B. Yanney	Director	December 27, 2005
Michael B. Yanney

/s/ Albert C. Yates	Director	December 27, 2005
Albert C. Yates